Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporate by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 28, 2025, with respect to the consolidated financial statements of ETORO GROUP LTD. included in Amendment No. 2 to the Registration Statement (Form F-1 No. 333-286050) and related Prospectus of ETORO GROUP LTD. for the registration of its Class A common shares.

/s/ Kost Forer Gabbay & Kasierer

A Member of EY Global

Tel Aviv, Israel

May 13, 2025